Evercel, Inc. 5 Pond Park Road Hingham, MA 02043
tel: (781) 741-8800 fax: (781) 740-8919

Investor Contact:	Media Contact:
Anthony Kiernan	Bill Baker
Evercel	Baker Communications Group, LLC
781-741-8800	860-350-9100

For Immediate Release

Evercel, Inc., Reports Third Quarter 2003 Results

HINGHAM, MA - November 19, 2003-Evercel, Inc. (NASDAQ: EVRC), a developer and manufacturer of advanced rechargeable batteries, reported third quarter revenue of $59,000. Net loss available to common shareholders was $879,000 ($0.08 loss per basic and diluted share). This compares to a loss of $661,000 ($0.06 loss per basic and diluted share) in last year's third quarter.

For the nine months ended September 30, 2003, the company reported a net loss available to common shareholders of $2.565 million ($0.25 loss per basic and diluted share) compared with a net loss of $1.991 million ($0.19 loss per basic and diluted share) for the same period in 2002.

"We continued to ship a nominal number of batteries during the third quarter and are enthusiastic about the potential for the current line-up of rechargeable battery products we are now offering," said Garry Prime, president and CEO of Evercel. "Also during the quarter, we looked for additional opportunities to maximize shareholder value and our recently announced restructuring enables us to continue the development and marketing of our battery products out of China, while our investment in ZipCar provides opportunities for growth outside of the core battery business."

About Evercel
Evercel, Inc. (www.evercel.com) is a manufacturer of proprietary high- performance, environmentally friendly and cost-effective nickel-zinc rechargeable batteries for a range of applications, including light electric vehicles such as scooters, bicycles, wheelchairs and other neighborhood electric vehicles, as well as other applications including trolling motors for boats, lawn mowers, and other specialized commercial products. The Company is based in Hingham, MA and operates a manufacturing facility though a Wholly Owned Foreign Enterprise in Xiamen, China.

This press release contains forward-looking statements, including statements regarding the Company's plans and expectations regarding the development and commercialization of its battery technology. All forward- looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, rapid technological change, and competition, as well as other risks set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

(Financial tables attached)

EVERCEL, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended
	September 30,	September 30,
	2003	2002

Revenues	$ 59	$ 81
Cost and expenses:
Cost of revenues	193	160
Administrative and selling expenses	597	582
Research and development	27	46
Total operating costs and expenses	817	788

Loss from operations	(758)	(707)

Interest income (expense), net	(5)	42
Other income (expense), net	(13)	9
Minority interest	-	90

Loss before income taxes	(776)	(566)

Income tax expense (benefit)	-	-

Net loss	(776)	(566)

Preferred stock dividends	(103)	(95)

Net loss - common shareholders	$ (879)	$ (661)

Basic and diluted loss per share	$ (.08)	$ (.06)

Basic and diluted shares outstanding	10,446	10,404

EVERCEL, INC. AND SUBSIDIARY
CONSOLIDATED  STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2003	2002

Revenues	$ 207	$ 252
Cost and expenses:
Cost of revenues	590	409
Administrative and selling expenses	1,782	1,807
Research and development	85	164
Total operating costs and expenses	2,457	2,380

Loss from operations	(2,250)	(2,128)

Interest income, net	23	153
Other income (expense), net	(25)	46
Loss attributable to minority interest	-	224

Loss before income taxes	(2,252)	(1,705)

Income tax expense (benefit)	-	-

Net loss	(2,252)	(1,705)

Preferred stock dividends	(313)	(286)

Net loss - common shareholders	$ (2,565)	$ (1,991)

Basic and diluted loss per share	$ (0.25)	$ (0.19)

Basic and diluted shares outstanding	10,434	10,400

EVERCEL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(Dollars in thousands)

	September 30,	December 31,
ASSETS	2003	2002
Current assets:
Cash and cash equivalents	$ 5,414	$ 10,377
Accounts receivable	96	172
Inventories	689	728
Other current assets	515	520
Total current assets	6,714	11,797

Property, plant and equipment, net	1,151	1,312
Other assets, net	2,733	2,977
Goodwill	342	-

TOTAL ASSETS	$ 10,940	$ 16,086

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 139	$ 142
Accrued liabilities	173	470
Total current liabilities	312	612

Other non-current liabilities	74	44
Note payable	2,380	-
Minority interest	-	5,005
Total liabilities	2,766	5,661

Shareholders' equity:

Preferred Stock ($0.01 par value); 1,000,000 shares authorized: 209,573 and 210,029 issued and outstanding at September 30, 2003 and December 31, 2002, respectively (with cumulative dividends at 8%).	2	2
Common Stock ($0.01 par value); 30,000,000 shares authorized: 10,469,344 and 10,422,156 issued and outstanding at September 30, 2003 and December 31, 2002, respectively.	105	104
Additional paid-in-capital	58,224	58,225
Accumulated other comprehensive income	1	-
Accumulated deficit	(50,158)	(47,906)
Total shareholders' equity	8,174	10,425

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 10,940	$ 16,086